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                                                /        OMB APPROVAL          /
                                                /------------------------------/
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                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

    Kimmons                          Gary                            F.
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        (Last)                      (First)                        (Middle)

    5555 San Felipe, Suite 625
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                                   (Street)

    Houston                           TX                              77056
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    GKI
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year     2/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
    Chief Executive Officer, President
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
      X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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

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Common Stock           2/9/99      G             53,328          D                      7,702,752             (1)
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(1) 4,955,000 shares owned by Kimmons Family Partnership, Ltd.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Warrant                               .3125               3/13/98            A                       1,709,091
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Option                                .34375              3/13/98            A                         290,909
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Warrant                               .3125               3/13/98            A                       4,000,000
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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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                              6. Date Exer-     7. Title and Amount of         8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities          of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)               Deriv-      ative            Form          of In-
                                 Date                                             ative       Secur-           of De-        direct
                                 (Month/Day/                                      Secur-      ities            rivative      Bene-
                                 Year)                                            ity         Bene-            Secu-         ficial
                                                                                  (Instr.     ficially         rity:         Owner-
                               --------------------------------------------        5)         Owned            Direct        ship
                               Date     Expira-                  Amount or                    at End           (D) or        (Instr.
                               Exer-    tion         Title       Number of                    of               Indi-         4)
                               cisable  Date                     Shares                       Month            rect (1)
                                                                                              (Instr. 4)       (Instr. 4)
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

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                              3/13/98   3/13/03   Common Stock  1,709,091                                         D
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                              3/13/98   3/13/03   Common Stock    290,909                                         D
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                                (2)     3/13/03   Common Stock  4,000,000                  6,000,000              D
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(2) Vest at 1,000,000 shares per year beginning 3/13/99
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

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                  /s/ Gary F. Kimmons                3/8/99
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date